Exhibit 3.4

GERSON LEHRMAN GROUP, INC.

Certificate of Amendment

to the

Certificate of Incorporation

GERSON LEHRMAN GROUP, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by deleting the first paragraph of Article IV of the Certificate of Incorporation in its entirety and inserting in lieu thereof the following:

“The Corporation shall have authority to issue 40,000,000 shares of common stock, par value of $0.01 per share.”

SECOND: That thereafter, pursuant to resolution of the Company’s Board of Directors, the Company sought and obtained written consent of the stockholders, holding the necessary number of shares as required by statute, adopting a resolution proposing and declaring advisable the foregoing amendment.

THIRD: That said amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed on its behalf by Alexander Saint-Amand, its President on this 21st day of November, 2003.

GERSON LEHRMAN GROUP, INC.

By:	/s/ Alexander Saint-Amand
Alexander Saint-Amand
President